                                                               Filed Pursuant to
                                                                  Rule 424(b)(1)
                                                      Registration No. 333-58946

                                  PROSPECTUS

                               HEALTHCENTRAL.COM
                       6005 Shellmound Street, Suite 250
                         Emeryville, California  94608
                                (510) 250-2500

                       2,400,000 Shares of Common Stock


     This prospectus covers 2,400,000 shares of HealthCentral.com common stock, par value $.001 per share, which may be offered for sale by the Selling Shareholder who has acquired the right to receive such shares upon conversion of shares of our Series A Preferred Stock the Selling Shareholder received in a transaction not involving a public offering. We are registering the shares under the Securities Act of 1933 on behalf of the Selling Shareholder in order to permit the public sale or other distribution of the shares.

     The shares may be offered and sold from time to time by the Selling Shareholder through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not realize any proceeds from the sale of the shares by the Selling Shareholder.

     Our common stock trades on the Nasdaq National Market under the symbol "HCEN." On April 20, 2001, the last reported sale price of our common stock was $0.05.

________________________________________________________________________________

See note regarding forward-looking statements and risk factors on page 1 for a discussion of certain factors that should be considered in connection with an investment in the securities offered hereby.

________________________________________________________________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is April 23, 2001

                               TABLE OF CONTENTS


The Company                                                                           1
Note Regarding-Forward Looking Statements                                             1
Risk Factors                                                                          1
Use of Proceeds                                                                      22
Selling Shareholder                                                                  22
Plan of Distribution                                                                 22
Description of Capital Stock                                                         24
Legal Matters                                                                        24
Experts                                                                              25
Where You Can Find More Information                                                  25
Disclosure of Commission Position on Indemnification                                 26
  for Securities Act Liabilities

                                  THE COMPANY

     HealthCentral.com was incorporated in California in August 1996 and reincorporated in Delaware in September 1999. Our executive offices are located at 6005 Shellmound Street, Suite 250, Emeryville, California 94608. Our telephone number is (510) 250-2500.

     We are a leading provider of online healthcare e-Commerce and content to consumers through our network of websites, which includes WebRx.com, Vitamins.com, HealthCentral.com, RxList.com, DrugEmporium.com and ComfortLiving.com, and through our Vitamins.com mail order and retail operations. In addition, we design, host and maintain healthcare institutions' websites for healthcare content and e-Commerce. We offer more than 25,000 SKU's of health, beauty, nutraceuticals, home and personal care products in addition to a full service pharmacy and a vision center. We also offer user-friendly interactive tools, customized health information pages, personalized health risk assessments and topical newsletters. Information contained in our websites is not part of this prospectus.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements reflect our current expectations and are based upon currently available data. There are a variety of factors and risks that could cause actual results experienced to differ materially from the anticipated results or other expectations expressed in the forward-looking statements or affect the decision to invest in our securities, including, but not limited to those set forth in our Form 10-K Annual Report for the fiscal year ended December 31, 2000 and the risks and uncertainties described below.

                                 RISK FACTORS

We have a limited operating history.

     We launched our HealthCentral.com website in November 1998, our Vitamins.com website in March 1999, and our WebRx.com website in November 2000. We merged with Vitamins.com, Inc. in June 2000, and we acquired the assets and certain liabilities of DrugEmporium.com in September 2000 and Comfort Living in December 2000. Accordingly, we have a limited operating history and are subject to the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets such as the Internet healthcare market. These challenges include our ability to:

     . implement a successful e-Commerce strategy through our websites;

     . attract and retain a large audience of users to our HealthCentral.com network, including WebRx.com;

     . compete effectively against other established Internet health companies, such as drugstore.com and CVS.com;

     . develop and upgrade our technology;

     . retain and motivate qualified personnel;

     . manage inventory levels and fulfillment operations effectively;

     . gain advertising and sponsorship revenue from vendors of health-related products and services; and

     . create and maintain successful strategic alliances with provider groups, content providers and other third parties.

We had an accumulated deficit of approximately $193 million at December 31, 2000, and we may not achieve our targeted expense reductions or achieve profitability.

     Since our inception, we have had limited revenues and have incurred substantial net losses in each year. While we are unable to predict accurately our future operating expenses, we may not be able to achieve our targeted expense reductions as we:

     . restructure and/or terminate various contractual obligations;

     . offer product promotions;

     . integrate geographically dispersed operations as a result of acquisitions;

     . make payments to both our existing and future business partners to gain advertising revenue; and

     . develop and expand our systems infrastructure and support functions.

     If we do not achieve our targeted expense reductions as planned, our business may be jeopardized. Even if we were to achieve profitability, we might not be able to sustain or increase profitability on a quarterly or annual basis.

The Internet has not proven to be an effective or profitable marketing media for advertisers and our institutional business has not developed as initially anticipated, and thus our business depends on the success of our e-Commerce and catalog business.

     At the time of our public offering, we expected to build revenues from three channels: Internet advertising, private label institutional website services, and healthcare e-Commerce. To date, the Internet has not proven to be as effective an advertising medium as traditional media, and thus advertising revenues contribute much less to our revenue mix than originally expected. In addition, the institutional healthcare market has been slow to adopt the Internet as a meaningful tool to improve patient service and revenues. Thus, we have focused our business operations on the sale of healthcare products online, the sale of vitamins through our mail order business and our retail stores and the sale of Dr. Dean Edell Eyewear to our distribution partner, and if we do not meet our target performance goals in any of these business lines, our business may fail.

We need to generate substantial revenues and profit from our e-Commerce business for healthcare products, but this market is unproven and we have limited experience in it.

     The healthcare e-Commerce market is unproven, and we have limited experience in the sale of healthcare products and services online. Our rate of revenue growth and profitability could be significantly less than that of other online merchants, many of which have longer operating histories and greater name recognition. The online market for pharmaceutical and other health products is in its infancy and is highly fragmented and intensely competitive, which has resulted in price discounting, the erosion of gross margins and business failures by many of our better known competitors. This market is significantly less developed than the online market for books, music, software, toys and a number of other consumer products. Even if Internet usage and e-Commerce continue to increase, the rate of growth and profit margins, if any, of the online drugstore and health products market could be significantly less than those in online markets for other products.

We recently acquired our own fulfillment capabilities for e-Commerce product orders (except for contact lenses), and we have limited experience in providing these services.

     As a result of our acquisition of assets of DrugEmporium.com and the acquisition of assets of Comfort Living, we have begun managing fulfillment of our e-Commerce product orders internally. Previously, we relied primarily upon third parties to manage most of our product fulfillment responsibilities and therefore have limited experience in providing these services. A failure in the ability to purchase items on favorable terms, obtain sufficient types and quantities of supplies, manage inventory levels effectively, or fill and ship orders on a cost-effective and timely basis could result in customer dissatisfaction and could significantly harm our e-Commerce business. We are in the process of rationalizing various fulfillment functions, which may lead to disruptions in inventory management and other fulfillment problems. We are also in the process of reviewing our pharmacy operations and, as a result, may make changes in the future.

     We rely on third-party carriers for shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our distribution partners and our carriers' ability to provide product fulfillment and delivery services to meet our distribution and shipping needs. Failure to deliver products to our customers in a timely manner could adversely affect our reputation, brand and business.

Because we have very limited cash, we will need to raise additional capital soon and may not be able to raise it on acceptable terms, or at all.

     As of December 31, 2000, we had cash and cash equivalents of approximately $14.2 million. While we are targeting to reduce our cost structure, we currently expect to continue to use cash to fund operating losses, to integrate acquisitions, to acquire and retain customers and to restructure agreements. We currently are targeting that our available cash, cash equivalents and cash flows to be generated from operations will be sufficient to meet our targeted cash needs through approximately mid-year 2001, provided that we achieve our targeted revenues, efficiencies and cost reductions and restructure certain partnerships and other relationships. We are currently exploring various possibilities with regard to equity and debt financing, as well as possible asset sales. If we are unable to obtain financing on a timely basis, or at all, we may have to significantly reduce our operations and our business may be jeopardized.

     Any projections of future cash needs and cash flows are subject to substantial uncertainty. We may need additional cash sooner than currently anticipated. The sale of additional equity or debt securities that include warrants could result in dilution to our stockholders. Any debt securities issued could have rights senior to holders of common stock and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, or at all. We have received a report from our independent accountants for the year ended December 31, 2000 containing an explanatory paragraph that describes the uncertainty as to our ability to continue as a going concern due to our historical net operating losses and negative cash flows, and because, as of the date they rendered their opinion, we only had cash and cash equivalents on hand sufficient to satisfy our liquidity requirements through approximately mid-year 2001.

Our stock price, like that of many companies in the Internet industry, has been and may continue to be extremely volatile, and we may be delisted from the Nasdaq National Market System.

     The market price of our common stock has declined significantly in recent months, and we expect that it will continue to be subject to significant fluctuations as a result of variations in our quarterly operating results and the overall decline in the Nasdaq stock market. These fluctuations have been, and may continue to be, exaggerated because an active trading market has not developed for our stock. Thus, investors may have difficulty selling shares of our stock at a desirable price, or at all. Our stock is currently trading below the $1 per share requirement for continued listing on the Nasdaq National Market, and on April 5, 2001 we received notice from Nasdaq that our stock faces delisting from the Nasdaq National Market for failure to meet this minimum bid price requirement. The Nasdaq has granted us permission to appeal Nasdaq's determination regarding delisting and a hearing has been set for May 31, 2000. We currently intend to recommend that our stockholders approve a reverse stock split in order for us to regain compliance with the Nasdaq $1.00 minimum bid price requirement. A reverse stock split will require the affirmative vote of the holders of a majority of our outstanding common stock, which may be difficult to achieve. If our efforts in this regard are unsuccessful, or we are otherwise unable to convince Nasdaq that we should not be delisted, our stock will be delisted from the Nasdaq National Market System and our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc.

     In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

     . announcements of technological or competitive developments;

     . acquisitions or strategic alliances by us or our competitors;

     . the gain or loss of a significant strategic partner;

     . changes in estimates of our financial performance or changes in recommendations by securities analysts; and

     . reductions in operating scope.

     In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its stock. Any securities litigation claims brought against us could result in substantial expense and the diversion of management's attention from our core business.

We are dependent on a single-source supplier and on a single distributor for the "Dr. Dean Edell" brand of eyewear.

     We currently sell our Dr. Dean Edell brand of eyewear to a single distributor under an exclusive arrangement for resale to brick-and-mortar retail stores. We are currently in negotiations with this distributor regarding changes to the existing agreement that may result in certain of our inventory values not being realized in the future. Accounts receivable due from this distributor represented almost 70% of our total receivables as of December 31, 2000. Any failure of this distributor to effectively market and sell the product could harm our business. We have entered into an exclusive supply agreement with a single-source supplier for the ``Dr. Dean Edell'' brand of non-prescription eyewear, and we are in negotiations with the supplier regarding changes to the existing agreement. Any failure by this supplier to provide sufficient quantities and types of products in a timely manner could result in our inability to fulfill customer orders, which in turn could harm our business. Any disruption in either our supply or distribution of these products could harm our business.

We may not achieve the expected benefits of the acquisition of Vitamins.com, or the acquisition of the assets of DrugEmporium.com and Comfort Living, and their integration may result in disruption to our business or the distraction of our management and employees.

     We may not be able to successfully assimilate the Vitamins.com, DrugEmporium.com or ComfortLiving.com assets and operations or accomplish the execution of our e-Commerce business plan. The integration of these recent acquisitions into our business has strained, and may continue to strain, our existing technology and operations systems as we continue to assimilate Vitamins.com and DrugEmporium.com into our operations and integrate the assets of Comfort Living into our existing operations. In addition, the personnel that we have hired pursuant to these acquisitions may decide not to continue working for us or otherwise may not integrate successfully with our current staff.
These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses.

     Our merger with Vitamins.com, and our acquisitions of the assets of DrugEmporium.com and Comfort Living could adversely affect our combined financial results or the market price of our common stock. If the benefits of the merger or the acquisitions do not exceed the costs associated with them, including any dilution to our stockholders resulting from the issuance of shares in connection with the merger and acquisitions, our financial results, including earnings per share, could be adversely affected. In addition, if we do not achieve the perceived benefits of these acquisitions as rapidly as, or to the extent, anticipated by financial or industry analysts, the market price of our common stock may decline.

Future sales of shares by existing stockholders could affect our stock price.

     This offering covers 2.4 million shares, and we have filed another S-3 Registration Statement covering the resale of approximately 29.4 million shares of our common stock by selling stockholders. In addition to the shares registered on those Forms S-3, approximately 16.3 million shares are saleable in the public market without restriction under the Securities Act or are saleable under Rule 144 of the Securities Act, subject to volume, manner of sale, notice and current reporting information requirements. In addition, approximately 4.5 million shares of our common stock are subject to options outstanding, and approximately 2.9 million of these options were repriced in December 2000 and carry an exercise price of $0.4062 per share. Because our stock price is currently low and the trading volume is thin, the sale of a substantial number of shares could depress the price of our stock dramatically and could jeopardize our ability to maintain our Nasdaq National Market listing. Any substantial sales could also make it more difficult for us to sell equity-related securities in the future at an appropriate price, or at all.

Consumer protection privacy concerns may result in a decrease in traffic or a decrease in revenues.

     Our network of websites captures information regarding our users in order to personalize our websites for them and to assist sponsors and advertisers in targeting their products and advertising campaigns to particular demographic groups. Any changes in privacy policies and practices, whether self-imposed or imposed by government regulation, could affect the way in which we conduct our business, especially those aspects that involve the collection of, use of and access to personal identifying information. For example, limitations on or elimination of the use of cookies could limit our ability to personalize our website for the user, and could limit the effectiveness of the targeting of advertisements, both of which could impair our ability to generate sponsorship and advertising revenue. Any perception of security and privacy concerns by the public, whether or not valid, could inhibit market acceptance of our network of websites. Privacy concerns may cause users not to visit our websites or, if they visit, not to provide the personal data necessary to target our content and advertising.

     Because of the interest in the privacy of health-related information, we or any other e-health company could become either a target of, or a witness in, a federal or state agency or private party claim regarding privacy issues, any of which could be expensive and time-consuming, could divert the attention of senior management from our core business and could harm our business.

We face substantial competition from better-established companies, which could result in our failure to gain needed market share.

     Over 15,000 healthcare websites compete with us for customers, users, advertisers, content and product providers, institutional clients and other sources of online revenue. We compete with other dedicated healthcare information websites, such as WebMD, drkoop.com, DiscoveryHealth.com, InteliHealth, and Medscape.com. In addition, we compete with:

     . traditional brick-and-mortar drug stores, including drug store chains, supermarkets, mass market retailers, nutraceutical stores and independent drug stores, many of whom have begun or have announced their intention to offer online services;

     . other online drug stores, such as drugstore.com and CVS.com

     . other online dietary supplement stores, such as VitaminShoppe.com;

     . pharmacy benefit managers, or PBMs, that direct sales of pharmaceuticals;
       and

     . hospitals, HMOs and mail order prescription drug providers, many of whom are beginning to offer products and services over the Internet.

     Most of our current and potential competitors enjoy substantial competitive advantages, such as:

     . greater name recognition and larger marketing budgets and resources;

     . established marketing relationships with manufacturers and advertisers;

     . larger customer and user bases;

     . substantially greater financial, technical and other resources; and

     . larger production and technical staffs.

     The intense competition in the online drug store business has resulted in price discounting and difficulty in building customer loyalty. We believe that we may face a significant competitive challenge from our online competitors forming alliances with brick and mortar drug stores, HMOs, PBMs or other competitors, which could both strengthen our competitors and/or preclude us from entering into similar relationships with their partners. For instance, Merck/Medco has entered into an alliance with CVS.com and drugstore.com has formed an alliance with RiteAid. Increased competition in the online drug store business has resulted in, and could continue to result in, price reductions, fewer customer orders, reduced margins and loss of, or failure to build, market share.

     In the market for enterprise web services, we compete mainly with payors' and providers' internal systems development teams, with local web development companies, and with other consumer-oriented websites that are selling applications to institutions, such as drkoop.com and WebMD. We also compete with drugstore.com and CVS.com in the sale of e-Commerce solutions to healthcare institutions. Healthcare participants may determine that our tools and website development and maintenance services are inferior to those of our competitors, that our product mix is inappropriate for their needs, or that it would be better for them to independently develop and manage their own websites.

Consumers may reject the concept of an online health products store in favor of a brick-and-mortar store.

     Historically, many pharmaceutical and other healthcare products have been sold through the personal referral of a physician or pharmacist, and thus there is no established business model for the sale of healthcare products or services over the Internet. Specific factors that could prevent widespread customer acceptance of our online drug and health product stores include:

     . lack of coverage of customer prescriptions by, or additional steps required to obtain reimbursement from, insurance carriers or pharmacy benefit managers;

     . lack of consumer awareness of our online drug and health product stores;

     . longer delivery times for Internet orders, delays in responses to customer inquiries and/or difficulties in returning products as compared to brick-and-mortar stores;

     . shipping charges and problems related to shipping, such as product damage or failure to ship the correct order;

     . lack of face-to-face interaction with a pharmacist or other retail store personnel;

     . failure to meet shoppers' pricing expectations for prescription drugs, over-the-counter medicines and health and beauty products;

     . customer concerns about security and privacy with regard to transmitting personal health or credit card information over the Internet; and

     . inability to meet immediate delivery or pick-up requirements for prescriptions for acute conditions.

Some of our major contractual relationships have been terminated or are in the process of being terminated or renegotiated, which could result in disruption of our business and/or payment obligations.

     We are currently in dispute with Microsoft with regard to our claims of breach of contract by Microsoft and their payment claims against us. We have begun the process of settlement negotiations with Microsoft, however, if Microsoft were to prevail on its claim, we could face potentially substantial payment obligations.

     We are in the process of renegotiating and/or terminating certain major contractual relationships such as lease agreements, licensing agreements and advertising agreements, and may renegotiate certain additional contractual relationships, any of which could disrupt our business and/or cause us to incur additional costs or make additional payments.

If consumers perceive our healthcare content to be influenced by our relationships with advertisers or health-related product vendors, our reputation could suffer.

     We receive sponsorship revenues from advertisers of health-related products on our websites and revenues from sales of health-related products. However, our success in attracting and retaining users to our websites depends on our being a trusted source of independent health-related information. Any consumer perception that our editorial content is influenced by our commercial relationships could harm our reputation and business.

We have experienced and may experience systems interruptions and capacity constraints on our HealthCentral.com network, which could result in adverse publicity, revenue losses and erosion of customer trust.

     In the past, we have experienced system interruptions in the performance of our websites. Any additional system problems in the HealthCentral.com network, such as system disruptions, slower system response times and degradation in customer service levels, could result in negative publicity, cause our users to use our competitors' services and reduce our revenues. Additionally, if we fail to meet the website performance standards in our contracts with our institutional clients, they may terminate their agreements, require refunds or fail to renew contracts with us, any of which could decrease our institutional revenues.

     We are also vulnerable to breaches in our security and to natural disasters. We may not be able to correct any problem in a timely manner. Because we outsource the server hosting function to third parties, some systems interruptions may be outside of our control. We have no formal disaster recovery plan, and our insurance may not adequately compensate us for losses that may occur due to systems interruptions.

Breaches in our security and other unexpected problems could result in lawsuits by customers and a violation of federal law.

     We retain confidential customer and patient information on our servers.
Any breach of security from a physical break-in, computer virus, programming error or attack by a third party or an unexpected natural disaster could subject us to a lawsuit. We have expended, and may be required to expend, significant sums to protect against security breaches or to alleviate problems caused by breaches. In addition, a breach of privacy of patient health records could constitute a violation of federal law.

We depend on our relationship with DoubleClick to generate advertising revenues, and DoubleClick can terminate this relationship on short notice.

     A portion of our revenues consists of the sale of advertising, all of which is currently derived through our relationship with DoubleClick, an online advertising sales agency. DoubleClick is our exclusive representative for advertising sold on our HealthCentral.com website; however, DoubleClick can enter into advertising sales contracts with our competitors, and either party can terminate the contract on 90 days notice. We have no control over DoubleClick's sales efforts, and if it fails to sell advertising in accordance with our expectations, our revenues would likewise be lower.

Our quarterly operating results are subject to significant fluctuations, and our stock price may continue to decline if we do not meet revenue goals or quarterly expectations of investors and analysts.

     In part because of our limited operating history, it is difficult to forecast accurately our future revenues or results of operations. We have recently made certain organizational changes to focus operations on e-commerce and our catalog business and to conserve cash. We have reduced our marketing budget substantially and thus it may be difficult for us to achieve our revenue targets. A variety of factors may cause our annual and quarterly operating results to fluctuate significantly including:

     . reductions in spending on marketing and other promotional activities;

     . customer visits and purchases on the WebRx.com, Vitamins.com, DrugEmporium.com, ComfortLiving.com, HealthCentral.com and RxList.com websites and associated costs;

     . demand for our products and mix of products sold;

     . shifts in the nature and amount of publicity about us or our competitors;

     . changes in our pricing policies or the pricing policies of our competitors;

     . changes in the frequency and size of repeat purchases by customers of our online stores and retail stores;

     . management of our inventory levels and fulfillment operations;

     . interruptions in product supply, supplier channels or relationships;

     . fluctuations in the wholesale prices of the products we sell, as well as shipping costs or delivery times;

     . seasonal patterns of spending by customers, advertisers and sponsors and trends in advertising rates;

     . costs related to acquisitions of businesses or the timing of payments to our strategic partners;

     . fluctuations in expected revenues from our strategic relationships;

     . changes in reimbursement policies and practices of pharmacy benefit managers and other third party payors;

     . systems problems, such as disruptions, slower system response times and degradation in customer service; and

     . changes in government regulation.

     If we do not meet the expectations of investors and analysts in any given quarter, our stock price could decline.

Our recent growth has strained our existing personnel and other resources, and any failure to manage our operations could increase our operating costs.

     We have experienced a period of significant growth in our business, which has placed, and will continue to place, a significant strain on our resources. As we continue to rationalize our cost structure, including the implementation of additional planned layoffs, we will need to improve our efficiency, which we may not be able to accomplish. Any failure to successfully manage our operations and increase our efficiency could distract management attention and result in our failure to execute on our business plan. As a result of our acquisitions, we need to assimilate the operations of Vitamins.com, DrugEmporium.com and Comfort Living into our operations. In order to manage this growth effectively, we will need to implement and integrate transaction-processing, operational, reporting, and financial systems, rationalize and train our employee base, and maintain close coordination among our technical, finance, marketing, sales and editorial staffs. Our integration and operational efforts are complicated by the fact that Vitamins.com operates in the Washington D.C. and New York areas, DrugEmporium.com operations are based in Kentucky and the Comfort Living operations are based in Maryland. Thus, we have to manage an enterprise operating over a wide geographical area. We will need to expend significant amounts of our time and financial resources as we consolidate these operations and otherwise restructure these operations to achieve efficiencies from these acquisitions, which may distract management and further strain our technology and staffing resources. We also need to devote resources to website development, strategic relationships, technology infrastructure and operational infrastructure.

In order to execute our business plan we must retain and motivate highly skilled employees, and we face significant competition from other Internet, healthcare and new media companies in doing so.

     If we fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed. Competition for personnel throughout the technology and healthcare industries is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in retaining highly skilled employees with appropriate qualifications. Recent and planned layoffs within our company may make it harder to retain key employees. Additionally, the loss of any of our key executive officers could have a significant negative impact on our operations.

We may be exposed to liabilities that are not covered by the indemnification available under the DrugEmporium.com asset purchase agreement or the more.com and Comfort Living asset purchase agreement, which may harm our results of operation and financial condition.

     Upon consummation of our asset purchase agreements, we assumed certain liabilities of DrugEmporium.com and Comfort Living. In addition, it is possible that liabilities may arise in the future which we did not discover or anticipate. To the extent these liabilities are inconsistent with representations and warranties made in the respective agreements, we may have a claim for indemnification against the former stockholders of DrugEmporium or more.com. The DrugEmporium.com and more.com agreements provide that 10% of the HealthCentral.com stock issued in each purchase will be placed in an escrow account for indemnification and held for a period of one year. The escrow amount will be our sole recourse for indemnification claims other than in the case of fraud. However, the assumed liabilities, both at the time of and arising after the consummation of the agreements, may exceed our expectations and the escrow amount may be insufficient to cover these liabilities. If liabilities for which indemnification is available exceed the escrow amount we will suffer financial losses, which may harm our business, results of operation and financial condition.

Any future acquisitions of companies or technologies may result in disruptions to our business and/or the distraction of our management.

     To date, we have completed mergers or asset acquisitions of six companies, Enterprise Web Services, HealthCentralRx.com, RxList.com, Vitamins.com, DrugEmporium.com and more.com/Comfort Living, and we have acquired the license to use the Dr. Dean Edell Eyewear brand. We are not currently planning any additional acquisitions; however we may acquire or make investments in other complementary businesses and technologies in the future. We may not be able to identify other future suitable acquisition or investment candidates, and even if we do identify suitable candidates, we may not be able to make these acquisitions or investments on commercially acceptable terms, or at all. If we do acquire or invest in other companies, we may not be able to realize the benefits we expected to achieve at the time of entering into the transaction and will likely face integration risks, including but not limited to:

     . expenses related to funding the operation, development and/or integration of complementary businesses;

     . expenses associated with the transactions;

     . additional expenses associated with amortization of acquired intangible assets;

     . the difficulty of maintaining uniform standards, controls, procedures and policies;

     . the impairment of relationships with employees and customers as a result of any integration of new personnel;

     . the potential unknown liabilities associated with acquired businesses;
       and

     . the issuance of convertible debt or equity securities, which could be dilutive to our existing stockholders.

     Our failure to adequately address these issues could harm our business. See "We recently acquired our own fulfillment capabilities for e-Commerce product orders (except for contact lenses), and we have limited experience in providing these services."

We could face significant non-cash stock-based compensation charges.

     In light of the recent decline in our stock price and in an effort to retain our employee base, in December 2000 we exchanged stock options held by employees and certain consultants. In exchange for accepting new vesting schedules, the exercise price of all eligible employee and certain consultant options with an exercise price in excess of $0.4062 was reduced to $0.4062, the closing market price on the Nasdaq on December 11, 2000. As a result of this repricing, options to purchase a total of 2,967,890 shares will be subject to variable accounting treatment, which means that any increase in our stock price will result in non-cash compensation charges, which would increase our net loss.

Any failure to protect our intellectual property rights could impair our ability to establish our brands.

     If we fail to adequately protect our proprietary rights in our content, technology, products and services, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means afford only limited protection. Unauthorized parties may attempt to copy aspects of our websites or to obtain and use information that we regard as proprietary. Our competitors or others may adopt service names similar to ours, thereby impeding our ability to build our brand identity and potentially confusing consumers. We also rely on a variety of technologies that are licensed from third parties, including our database and Internet server software. These third-party licenses may not be available to us on commercially reasonable terms in the future.

Any errors in filling or packaging the prescription drugs for our customers or dispensing products on our websites may expose us to liability and negative publicity.

     Pharmacy errors relating to prescriptions, dosage and other aspects of the medication dispensing process could produce liability for us. Pharmacists are required by law to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information they deem important. This counseling is expected to be accomplished by telephone access to pharmacists, but also in part through inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present.

We also post product information on our WebRx.com, RxList.com, Vitamins.com, DrugEmporium.com and ComfortLiving.com websites, which creates additional potential for claims to be made against us. Our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

     Prescription orders are currently filled by our in-house pharmacists and we may be exposed to liability for pharmacy errors. Pharmacy errors may produce significant adverse publicity either for us or the entire online pharmacy industry. The amount of negative publicity that we or the online pharmacy industry may receive as a result of pharmacy or prescription processing errors could be disproportionate in relation to the negative publicity received by traditional pharmacies making similar mistakes. We believe that any negative publicity could erode consumer trust and result in an immediate reduction in product purchases.

We may be sued by consumers as a result of the health-related products we sell through our online and offline channels.

     Consumers may sue us if any of our products or services that are sold through our online or offline channels are defective, fail to perform properly or injure the user, even if such goods and services are manufactured and provided by unrelated third parties. Liability claims could require us to spend significant time and money in litigation or to pay significant damages and could seriously damage our reputation.

We may be sued by third parties for infringement of their proprietary rights.

     The healthcare and Internet industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against us grows. Our content, technology, products and services may not be able to sustain any third party claims or rights against their use. Some of the information in our website network databases regarding dietary supplements, drug descriptions, clinical pharmacology, indications and usage, warnings and the like is copied from information contained in package inserts, which accompany the particular drug. We have not obtained licenses to reproduce this information from the various pharmaceutical companies. Although we have not received a copyright claim to date, we could face potential copyright infringement claims in this regard. Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our core business.

As a publisher of online content, we may have liability for information we provide on, or which is accessed from, the HealthCentral.com network.

     Because users of our network and the websites of our institutional licensees access health-related information, including information regarding possible adverse reactions or side effects from medications or a particular medical condition they may have, or may distribute our content to others, third parties may sue us for various causes of action based on the nature and content of materials that we publish. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought successfully against online services in the past. Others could also sue us for the content and services that are accessible from our network through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards, none of which we edit.

     Any indemnification provisions that we may have in agreements may not be adequate to protect us. Our insurance may not adequately protect us against these types of claims. Further, our business is based on establishing the HealthCentral.com network as a trustworthy and dependable provider of healthcare information and services. Allegations of impropriety, even if unfounded, could therefore harm our reputation and business.

A failure to build our brand names quickly and significantly will result in lower than expected revenues.

     If we do not gain significant brand recognition quickly, we may lose the opportunity to build a critical mass of customers, and our business may fail. Some of our competitors, such as drugstore.com, CVS.com, drkoop.com, WebMD and medscape.com, have stronger name recognition than do we. The increasing competition in our markets makes building a brand more expensive and difficult than it otherwise would be. To increase brand recognition, we may need to offer product promotions and discounts, all of which are expensive.

Dr. Dean Edell provides us with unique content and credibility, and any failure by Dr. Edell to participate in our business could result in reduced site traffic and revenues.

     Dr. Dean Edell provides us with unique content for, and drives traffic to, our HealthCentral.com network. Dr. Edell is not contractually obligated to provide content or drive traffic to our network, and he is not compensated for such activity. If Dr. Edell ceased providing us with content or ceased mentioning our HealthCentral.com network on his television and radio shows, we would have to find a replacement for this unique content or an alternative means of driving traffic to our site, both of which would be difficult and expensive to do.

     In addition, under his agreement with Premiere Radio Networks, the syndicator of his radio show, Dr. Edell has agreed not to authorize the use of his name or likeness to promote any product or service in any way that would conflict with his programs' advertisers or potential advertisers, or would impair his credibility as a program host.

     Any diminishment in Dr. Edell's reputation as a medical expert and advisor, his death or incapacity, the expiration of his 15 year agreement with us, or any other development that would cause us to lose the benefits of our affiliation with Dr. Edell, could diminish our standing with healthcare consumers as a credible source of healthcare information and could harm sales of the Dr. Dean Edell brand of eyewear. Although we maintain key person life insurance for Dr. Edell, his role in our company is sufficiently critical that the insurance would not adequately protect us in the event of his death.

In order to attract and retain users to our HealthCentral.com network, we need to continue to provide content, which is expensive and difficult to obtain and/or develop.

     To attract and retain users to our HealthCentral.com network, we need to continue to provide informative content. We will need to purchase or license much of this content from third persons. Competition for content from people with the professional reputation, name recognition and expertise that we require is intense and increasing. This competition may increase the fees charged by high quality content providers, resulting in increased expenses for us. We will not only have to expend significant funds to obtain and improve our content, but we must also properly anticipate and respond to consumer preferences for this content. If we are unable to enter into agreements for the delivery of desirable content, or lose any existing agreements, it could delay market acceptance of the HealthCentral.com network.

The success of our business model is dependent on continued growth and acceptance of the Internet and growth of the online market for healthcare information, products and services.

     Our business model assumes that consumers will be attracted to and use healthcare information and related content available on our Internet-based consumer healthcare network which will, in turn, allow us the opportunity to sell advertising and sponsorships designed to reach those consumers. Our business model also assumes that those consumers will purchase health-related products online using our website and that healthcare organizations and other Internet healthcare companies will partner with us to reach these consumers. This business model is not yet proven and may not be successful. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an important channel for the delivery of healthcare information, products and services. The Internet may not prove to be a viable commercial medium due to inadequate development of a reliable network, delays in development of high speed modems, or delays in the adoption of new technologies or adapt our network, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.

If we do not respond to rapid technological changes affecting the Internet healthcare industry, our products and services could become obsolete.

     Any failure to respond to technological advances and emerging industry standards could impair our ability to attract and retain customers. As the Internet and online commerce industry evolve, we must address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our network, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.

Extensive and changing government regulation of the healthcare, dietary supplements and pharmacy industries is expensive to comply with and exposes us to the risk of substantial government penalties.

     Numerous state and federal laws regulate our health business covering areas such as:

     . storage, transmission and disclosure of medical information and healthcare records;

     . the practice of medicine and other healing arts professions;

     . the sale of controlled products such as pharmaceuticals and other healthcare products;

     . prohibitions against the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods;

     . dispensing and delivering prescription or over-the-counter drugs and other medical products;

     . advertising drugs, cosmetics and nutritional supplements; and

     . state insurance regulations.

     Further, because the Internet health business is novel, federal and state agencies may apply laws and regulations to us in unanticipated ways, and may produce new legislation regulating our business, which could increase our costs or reduce or eliminate certain of our activities or our revenues.

Governmental regulation of the Internet could increase our operating costs.

     We receive confidential medical and credit card information from our customers and website visitors. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent, and compliance with any new laws could increase our operating expenses. In particular, many government agencies and consumers are focused on the privacy and security of medical and pharmaceutical records. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online and, in particular, on companies that maintain medical or pharmaceutical records.

     A number of proposals have been made to impose additional taxes on the sale of goods through the Internet. Taxation of online commerce could impair the growth of our e-commerce business and add to the complexity of our transaction processing system.

The health industry is extremely dynamic and constantly changing, and thus our business may be affected by pricing pressures and healthcare reform initiatives.

     The pressures of cost management, consumer demand for quality and safety and professional concern about consumer reliance on non-professional advice will dominate the healthcare marketplace for the foreseeable future. Any efforts to contain costs by managed care entities will place downward pressures on gross margins from sales of prescription drugs and other over-the-counter healthcare products. Healthcare reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs, may further impact our revenues from prescription drug sales. As a result, any company in the health business is subject to the risk of an extremely changeable marketplace, which could result in our need to continually modify our business model, which could harm our business.

It may be difficult for a third party to acquire us even if doing so would be beneficial to our stockholders.

     Provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include the following:

     . establishment of a classified board in which only a portion of the total board members will be elected at each annual meeting;

     . authorization for the board to issue preferred stock;

     . prohibition of cumulative voting in the election of directors;

     . advance notice requirements for nominations for election of the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

     . change of control clauses in the employment agreements with several company officers.

Management has broad discretion over how our available cash is being used.

     Our officers and directors have broad discretion with respect to the use of our available cash. We currently expect to use our existing cash balances to fund operating losses, costs associated with integrating acquisitions and website development. In addition, we are continuing to evaluate possible acquisitions or investments in complementary businesses.

If we are unable to acquire the necessary web domain names, our brands and reputation could be damaged, and we could lose customers.

     The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain our existing domain names in all of the countries in which we conduct business.

     The relationship between regulations governing domain names and always protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brands, trademarks and other proprietary rights. In addition, we may be unable to prevent third parties from acquiring and using domain names relating to our brands. Any confusion that may result from information on or related to any websites with domain names relating to our brands could impair both our ability to capitalize upon our brands and our marketing strategy.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of any shares of common stock by the Selling Shareholder, but will pay all expenses related to the registration of the shares.

                              SELLING SHAREHOLDER

     The following table sets forth information concerning the beneficial ownership of our common stock by the Selling Shareholder as of April 10, 2001, and the number of shares included for sale in the offering. Such information was furnished to us by the Selling Shareholder. Except as set forth in the footnotes to the table, (i) to our knowledge, the Selling Shareholder has not had, within the past three years, any material relationship with us and (ii) all of the shares were acquired pursuant to a private placement of such shares.


                                Shares Beneficially Owned   Shares Registered In
Name                            Prior To The Offering       The Offering
--------------------------------------------------------------------------------
DE Holding Co. (1)              2,400,000(2)                2,400,000(2)
--------------------------------------------------------------------------------

(1) In September 2000, DE Holding Co. (formerly DrugEmporium.com, Inc.) received shares of our Series A Preferred Stock in exchange for substantially all of the assets of DrugEmporium.com, Inc. Each share of our Series A Preferred Stock is convertible into five shares of our common stock. The shares included in this offering are the common shares into which the Series A Preferred Stock is convertible.

(2) Includes 675,000 shares which have been deposited in an escrow account and will not be available for sale by the Selling Shareholder until approximately September 15, 2001. Under certain circumstances these shares may be reacquired by us.

________________________________________________________________________________

     Because the Selling Shareholder may use this prospectus to sell all or some portion of the common stock it presently owns, no estimate can be given as to the number of shares that the Selling Shareholder will hold after any sale. In addition, the Selling Shareholder may have sold, transferred or otherwise disposed of all or a portion of their shares in a transaction exempt from the registration requirements of the Securities Act since the date on which it provided the information to us.

     Only the Selling Shareholder identified above, if it beneficially owns the common stock in the table on the effective date of the registration statement of which this prospectus is a part, may sell shares pursuant to this prospectus.
We may from time to time include additional Selling Shareholders in supplements to this prospectus.

                             PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the Selling Shareholder. As used herein, "Selling Shareholder" includes donees and pledgees, transferees or other successors-in-interest selling shares received from the Selling Shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholder. Sales of shares may be effected by the Selling Shareholder from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated private transactions not effected on any exchange, through put or call options transactions relating to the shares, through short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholder.

     The Selling Shareholder may effect such transactions by selling directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The Selling Shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet its criteria and conform to its requirements.

     Upon our being notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for a sale through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, to include additional disclosure before offers and sales of the securities in question are made.


                         DESCRIPTION OF CAPITAL STOCK

Common Stock

     As of April 23, 2001, there were 50,661,038 shares of common stock and 480,000 shares of Series A Preferred stock outstanding. Our common stock trades on the Nasdaq National Market under the trading symbol "HCEN." On April 21, 2001, the last reported sale price of our common stock was $0.05.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

     The board of directors has the authority, without further action by the stockholders, to issue up to 4,520,000 more shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The further issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

                                 LEGAL MATTERS

     The legality of the common stock offered hereby will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, a Professional Corporation.

                                    EXPERTS

     The audited consolidated financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, except as they may relate to Vitamins.com, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants and, in so far as they relate to the financial statements of Vitamins.com, Inc. as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, by Arthur Andersen LLP, independent accountants, whose reports thereon appear therein. Such financial statements have been so incorporated in reliance on the reports (which contain explanatory paragraphs relating to the companies' ability to continue as a going concern as described in the Notes to the financial statements) of such independent accountants given on the authority of said firms as experts in auditing and accounting.

     The consolidated financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, as they relate to the financial statements of Vitamins.com, Inc. as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is included therein. Such financial statements have been incorporated by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Vitamins.com, Inc.'s ability to continue as a going concern as discussed in Note 1 to the financial statements of Vitamins.com, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on April 2, 2001.

         (b) Our Current Report on Form 8-K filed with the SEC on February 22, 2001.

         (c) Our Current Report on Form 8-K filed with the SEC on March 9, 2001.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference in this prospectus on the date of filing such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     We will furnish without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference. Request should be made to:


                           C. Fred Toney
                           Chief Executive Officer and President
                           HealthCentral.com
                           6005 Shellmound Street, Suite 250
                           Emeryville, California  94608
                           (510) 250-2500

           DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                          SECURITIES ACT LIABILITIES

     The indemnification provisions in our certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                       27